                                                                    EXHIBIT 10.1

                 SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE

                 This Severance Agreement and Mutual General Release (hereinafter "Agreement") is entered into this 31st day of July, 1997, by and between Geoffrey L. Baker ("Baker") and Bay Apartment Communities, Inc., a Maryland corporation ("Bay") (Baker and Bay are hereinafter referred to collectively as the "Parties").

                 This Agreement is entered into based on the following facts and premises:

                                    RECITALS


                 A. Beginning in April of 1992, Baker was employed by Greenbriar Development Company, a California corporation, which subsequently changed its name and was merged into Bay.

                 B. Since 1994, Baker has been employed by Bay pursuant to an Employment Agreement dated March 10, 1994 (the "Employment Agreement"), which provides that Baker may be entitled to certain severance benefits under certain conditions upon the termination of his employment with Bay.

                 C. Baker plans to be married in August of 1997, and he and his wife-to-be are planning to move to Michigan. Accordingly, Baker wishes to end his employment with Bay.

                 D. The Parties now wish to terminate the Employment Agreement, upon the terms and conditions set forth herein.

                 WHEREFORE, in consideration of the mutual promises set forth herein, Baker and Bay agree as follows:

                 1. Termination of Employment. The Employment Agreement is hereby terminated, with the exception of paragraphs 8 and 9, which expressly provide that they shall survive the termination of the Employment Agreement. Effective upon a date to be determined by Bay in its sole discretion, which date shall be no later than September 5, 1997, Baker will terminate his employment with and resign as an officer of Bay. In addition, upon request by Bay, Baker shall resign from the Board of Directors of Bay, such resignation to be effective on or before September 5, 1997. Baker shall execute any and all documents, and take such other action necessary and proper to effect such resignation or to give effect to Baker's termination of employment with Bay. Baker agrees not to resign as an employee, officer, or director of Bay until requested to do so by Bay.

                 2. Severance. Bay will pay Baker as severance his current base salary of One Hundred Sixty-Five Thousand Dollars and No Cents ($165,000.00) per year through and including March 10, 1998 (prorated), in accordance with the usual and customary payroll practices of Bay. Bay will deduct from Baker's payments hereunder usual and customary payroll taxes, including, but not limited to, withholding, FICA, SDI, and any other deductions required by law or authorized by Baker. On or before March 10, 1998, Bay will also pay Baker for any accrued, unused vacation (calculated on the basis of his current base salary). For purposes of this calculation, Baker's vacation accruals will





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continue to accrue through and including and will cease as of March 10, 1998.
The payment of any accrued vacation to Baker hereunder shall not extend his employment or any rights he may have arising out of his employment (including rights relating to any stock grants or stock options) beyond March 10, 1998. Baker will not receive any monetary compensation from Bay, including any bonus compensation, other than as set forth in this paragraph 2.

                 3. Benefits. At Bay's expense, Bay will maintain on Baker's behalf health and dental coverage, life insurance, disability insurance, and any other benefits maintained for other executive officers of Bay through and including March 10, 1998 on the same terms and conditions applicable to other executive officers of Bay. After March 10, 1998, Baker will be entitled to elect continuation coverage under the provisions of applicable law, including COBRA. In addition, Baker will continue to be eligible to participate in Bay's 401(k) plan, and Bay will continue its contributions to the plan on behalf of Baker, through and including March 10, 1998, on the same terms and conditions applicable to other executive officers of Bay.

                 4.       Baker's Stock Rights.

                          4.1  Stock Options and Grants.  The Parties
acknowledge that Baker has been granted certain stock grants, stock options, and restricted stock under the Bay 1994 Stock Incentive Plan, as amended and restated (hereinafter "Bay Stock Incentive Plan"), which are summarized on Schedule "A" attached hereto. For purposes of Baker's rights under the Bay Stock





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Incentive Plan, Baker's employment will be treated as terminated March 10,
1998. Accordingly, all outstanding stock options granted to Baker under the Bay Stock Incentive Plan shall continue to vest through and including March 10, 1998. On March 11, 1998, all such stock options shall immediately terminate and be of no further force and effect; provided, however, that Baker may exercise any stock option, to the extent it was exercisable on March 10, 1998, through and including June 10, 1998. In connection therewith, Bay agrees that it shall assist Baker to the same extent Bay assists its full-time employees in effecting the exercise of stock options and the issuance of certificates representing the shares therefor through and including June 10, 1998. In addition, all restricted stock granted to Baker under the Bay Stock Incentive Plan shall continue to vest through and including March 10, 1998 and shall cease vesting thereafter. In accordance with the terms of the Restricted Stock Agreements between Bay and Baker, dated August 6, 1996 and February 3, 1997, respectively (the "Restricted Stock Agreements"), the Parties acknowledge that Bay is hereby delivering written notice of its election to repurchase all Unvested Shares (as such term is defined in the Restricted Stock Agreements) from Baker at the repurchase price of $0.00 and Baker acknowledges that such notice shall satisfy all notice requirements under the Restricted Stock Agreements. Such repurchase of Baker's Unvested Shares, and the surrender to Bay of the certificates representing such Unvested Shares in accordance with Sections 3.2 of the Restricted Stock Agreements,





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shall occur on March 10, 1998 or as soon as practicable thereafter.
Notwithstanding anything contained in this paragraph 4.1, Baker shall not be entitled to receive any additional awards under the Bay Stock Incentive Plan after the date hereof.

                          4.2  Stock Purchase Plan.  For purposes of Baker's
rights under the Bay 1996 Non-Qualified Employee Stock Purchase Plan, Baker will not be treated as an employee of Bay from and after the date hereof, and any balance in Baker's account under such Plan will be paid to Baker as soon as practicable thereafter.

                 5. Baker's Transition and Continuing Duties. From the date of this Agreement through and including March 10, 1998, Baker agrees to cooperate with Bay in transitioning his work and duties to other Bay employees, to respond to questions or provide information requested by management, and to give status reports as to work in process. As part of these duties, Baker agrees to devote approximately 80 hours of time per month to work for Bay, and further agrees (as part of the 80 hours per month) to travel to Bay's offices in California on an as needed basis, and upon reasonable notice, at Bay's request. Bay will pay all reasonable and necessary meals, lodging, and travel costs (airfare limited to business class) incurred by Baker in connection with any such trip. Baker also specifically agrees to explain fully the growth model he developed while employed by Bay, including all assumptions and operations pertinent thereto, and agrees to update the growth model on a regular basis, consistent with his past practices. Baker further agrees that he shall, upon





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reasonable notice, and upon reimbursement for reasonable expenses, cooperate with Bay and/or the Bay Releasees (including preparing for, appearing for, and testifying at depositions and trial) regarding any claim, litigation, or inquiry or proceeding by any governmental agency, concerning any matter with which Baker was involved while working for Bay.

                 6.       Mutual Releases.

                          6.1     Release by Baker.  Baker hereby releases and
discharges Bay, and each of its subsidiaries and affiliated corporations and partnerships, and (as applicable) each of their individual or collective past, present, and future directors, officers, employees, representatives, shareholders, partners, agents, insurers, attorneys, administrators, accountants, executors, heirs, assigns, predecessors, and successors-in-interest, and all persons acting by, through, or in concert with any of them (hereinafter referred to collectively as "Bay Releasees") from any and all claims, charges, complaints, debts, liabilities, demands, obligations, promises, agreements, costs, expenses (including, but not limited to, attorneys' fees and costs), damages, suits, actions, and causes of action of any kind or nature whatsoever, whether now known or unknown, suspected or unsuspected, foreseen or unforeseen, which may have existed, exist, and/or may exist as of the date of this Agreement, including, but not limited to, any and all claims relating or pertaining to or arising out of Baker's employment by Bay, the cessation of Baker's employment, Baker's dealings with Bay and/or the Bay Releasees during his employment, any conduct of Bay





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and/or the Bay Releasees during Baker's employment, any statements made by Bay and/or the Bay Releasees relating or pertaining to Baker's employment, any and all rights which Baker may have under any and all agreements between Baker and Bay relating to Baker's employment, whether written, oral, or implied, including, but not limited to, that certain "Employment Agreement" dated March 10, 1994 between Baker and Bay (and any extensions thereto or modifications thereof), and any and all charges or complaints which were filed or could have been filed with any administrative agency or tribunal having the power to investigate or enforce compliance with local, state or federal labor laws, equal opportunity laws, or civil rights laws. The releases set forth in this paragraph 6.1 extend to all actions and conduct of Bay and/or the Bay Releasees relating to Baker's employment and/or termination of employment. The releases set forth in this paragraph 6.1 are a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in this Agreement and are intended to encompass all known and unknown, foreseen and unforeseen, suspected and unsuspected claims as of the date of this Agreement. Baker acknowledges that the releases set forth in this paragraph 6.1 constitute a full, complete and knowing waiver of any claims asserted or unasserted which he may have against Bay and/or the Bay Releasees arising out of his employment and termination of employment, including any claims he may have under the laws of the State of California for tort, breach of contract, or equitable relief, or under any federal,





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state or local statute, regulation, rule, ordinance or order which covers or purports to cover or relates to any aspect of employment including, but not limited to, discrimination based on race, color, sex, age, marital status, religion, national origin, ancestry, physical disability, mental disability, or medical condition under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and any other state or federal civil rights or equal employment opportunity laws. The releases set forth in this paragraph
6.1 are sometimes collectively referred to as the "Released Claims."

                          Notwithstanding the foregoing, the Released Claims
shall not extend to or include Baker's rights under the Bay Stock Incentive Plan, or the options or restricted stock granted to Baker pursuant thereto, or Baker's rights under Bay's 401(k) Savings Plan, or any retirement or pension plan sponsored by Bay, or any rights to indemnity Baker may have under Bay's Articles of Incorporation, as amended, or Bylaws, as amended.

                          6.2     Release by Bay.  Conditioned on the
truthfulness and accuracy of Baker's representations and warranties contained in paragraph 8.1 as of the date hereof, Bay hereby releases and discharges Baker, and (as applicable) each of his individual or collective past and present agents, insurers, attorneys, accountants, executors, heirs, assigns, predecessors, and successors-in-interest, and all persons acting by, through, or in concert with any of them (hereinafter referred to





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collectively as "the Baker Releasees") from any and all claims, charges, complaints, debts, liabilities, demands, obligations, promises, agreements, costs, expenses (including, but not limited to, attorneys' fees and costs), damages, suits, actions, and causes of action of any kind or nature whatsoever, whether now known or unknown, suspected or unsuspected, foreseen or unforeseen, which may have existed, exist, and/or may exist as of the date of this Agreement, including, but not limited to, any and all claims relating or pertaining to or arising out of Baker's employment by Bay, the cessation of Baker's employment, Baker's dealings with Bay and/or the Bay Releasees during Baker's employment, any conduct of Baker or the Baker Releasees during Baker's employment, any statements made by Baker or the Baker Releasees relating or pertaining to Bay, and any and all rights which Bay may have under any and all agreements between Baker and Bay relating to or arising out of Baker's employment, whether written, oral, or implied, with the exception of paragraphs 8 and 9 of the Employment Agreement. The releases set forth in this paragraph
6.2 extend to all actions and conduct of Baker and/or the Baker Releasees relating to his conduct, performance, employment, and/or termination of employment. The releases set forth in this paragraph 6.2 are a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in this Agreement and are intended to encompass all known and unknown, foreseen and unforeseen, suspected and unsuspected claims as of the date of this Agreement. Bay acknowledges that the releases set forth in





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this paragraph 6.2 constitute a full, complete and knowing waiver of any claims, asserted or unasserted, which it may have against Baker and/or the Baker Releasees arising out of Baker's conduct, performance, employment, and termination of employment. The releases set forth in this paragraph 6.2 are sometimes collectively referred to as the "Released Claims."

                          Notwithstanding the foregoing, the Released Claims
shall not extend to or include Bay's rights under the Bay Stock Incentive Plan or the options or restricted stock granted to Baker pursuant thereto, or to any claims which Bay may have arising out of Baker's criminal conduct.

                 7. Section 1542 Waiver. The Parties acknowledge that after making this Agreement, they may discover different or additional facts about the Released Claims, but this release will remain effective in all respects. The Parties expressly waive all rights and benefits under Section 1542 of the California Civil Code, which provides:

                 A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

In this connection, the Parties acknowledge that they may hereafter discover facts different from or in addition to the facts which they now know or believe to be true with regard to the Released Claims and they further agree that this Agreement shall





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remain effective in all respects notwithstanding such discovery of such new or different facts.

                 8.       Representations and Warranties.

                          8.1     Baker's Representations and Warranties.
Baker represents and warrants:

                                  8.1.1       That he has not filed any
complaints or charges against Bay and/or any of the Bay Releasees, with the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, or any other local, state or federal agency, tribunal, or court, relating to Released Claims, and that if any such agency, tribunal, or court assumes jurisdiction of any such complaint or charge on behalf of Baker relating to Released Claims, then he will withdraw the matter, and request that the agency, tribunal, or court dismiss the matter.

                                  8.1.2       That he has not heretofore
assigned or transferred or purported to assign or transfer to any person any Released Claim.

                                  8.1.3       That prior to signing this
Agreement, he has been advised to consult with an attorney, and has had the opportunity to consult with an attorney.

                                  8.1.4       That as of the date he signs this
Agreement, he is under the age of forty (40) years.

                                  8.1.5       That he has read this Agreement
and understands it, and that he is entering into this Agreement knowingly, voluntarily, and with the advice of counsel.

                                  8.1.6       That he has not entered into any
agreement on behalf of Bay that is materially inconsistent with





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the minutes, resolutions, or other instructions of the Board of Directors, or that is inconsistent with his past practices.

                                  8.1.7       That as of the moment he signs
this Agreement, he has not violated the provisions of paragraph 9 of the Employment Agreement.

                                  8.1.8       That as of the moment he signs
this Agreement, he has not made any statements or engaged in any conduct which would be a violation of paragraph 11 ("No Assistance") or paragraph 12 ("Non-Disparagement") of this Agreement.

                          8.2     Bay's Representations and Warranties.  Bay
represents and warrants:
                                  8.2.1       That Bay has not heretofore
assigned or transferred or purported to assign or transfer to any person any Released Claim.

                                  8.2.2       That prior to signing this
Agreement, Bay has had the opportunity to consult with counsel, and has consulted counsel.

                                  8.2.3       That Bay has read this Agreement
and understands it, and that Bay is entering into this Agreement knowingly and voluntarily, and with the advice of counsel.

                                  8.2.4       That the person signing this
Agreement on behalf of Bay is authorized to do so.

                                  8.2.5       That as of the moment Bay signs
this Agreement, Bay has not made any statements or engaged in any conduct which would be a violation of paragraph 12 ("Non-Disparagement") of this Agreement.





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                 9.       Return of Property.  As of the date of Baker's
resignation pursuant to paragraph 1, Baker shall disclose to Bay all property or things in his possession which belong to Bay, including, but not limited to, keys, entry access cards, alarm codes, credit cards, files, records, manuals, etc. (the "Bay Property") As of March 10, 1998, and to the extent he has not already done so, Baker shall return and/or deliver to Bay all of the Bay Property.

                 10. Compromise. The Parties agree that this Agreement is being entered into in order to provide for the orderly termination of Baker's employment by Bay, to transition his duties and responsibilities to others at Bay, and to identify the benefits to which Baker is entitled by virtue of the termination of his employment. This Agreement shall not be deemed or construed as an admission that either Party acted wrongfully with respect to the other Party or their respective Releasees, that either Party has any rights against the other Party or their respective Releasees, or that either Party has any liability to the other Party or their respective Releasees. This Agreement represents a compromise of any issues that may be in dispute between the Parties arising out of Baker's employment by Bay and the termination thereof.

                 11. No Assistance. Baker agrees that, except as required by law, he has not and will not encourage, assist, or aid any other person in asserting any charge, claim, or complaint against Bay or the Bay Releasees, and will not voluntarily participate in any investigation, claim, arbitration, lawsuit,





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action, or any other type of proceeding against Bay or the Bay Releasees.

                 12. Non-Disparagement. Each Party agrees not to disparage or defame the other Party, any of the Releasees, or any programs, services, or products offered by or through such Party or the Releasees.

                 13.      Proprietary Information.  Baker acknowledges that:

                          a.      Any and all products, improvements,
inventions and/or creations conceived or made by him during the period of his employment with Bay relating in any way to the activities or business of Bay, or its parents, subsidiaries, or affiliates (collectively the "Company"), are the sole and exclusive property of the Company or its nominee; and if requested to do so at any time hereafter, Baker shall execute any and all applications, assignments and other instruments which the Company in its sole reasonable discretion shall deem necessary in order to apply for and obtain Certificates of Registration or Letters of Patent of the United States of America and foreign countries covering said products, improvements, inventions or creations and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest therein. These obligations shall be binding upon Baker's assigns, executors, administrators or other legal representatives; and

                          b.      During the period of his employment by Bay,
Baker received valuable confidential information, disclosure of which would be detrimental to the Company, such as information relating to marketing techniques; promotion and advertising;





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business strategy; business development; pricing; sales; office and personnel policies and procedures; training programs; product information; operating procedures; accounting procedures; customer lists; supplier lists; and staffing. This list of confidential matters is illustrative only, and does not include all matters considered confidential by the Company.

                 Baker agrees to hold in strict confidence and not disclose any of the Company's confidential or proprietary information, including, without limitation, that information described above.

                 Baker further agrees not to do anything which may injure the Company, including but not limited to: (a) intentionally divert or attempt to divert actual or prospective real estate acquisition, disposition, or investment opportunities identified by Baker or others employed by Bay during Baker's employment to himself, to one or more of his affiliates, to any entity in which he has an interest, or to a competitor of Bay; (b) intentionally solicit, cause, induce, or encourage any employee of the Company to leave his or her employment, or interfere with any employee's employment by the Company;
(c) intentionally induce or attempt to induce any person or entity to breach any contractual relationship with the Company; (d) intentionally do or perform any act injurious or prejudicial to the goodwill associated with the Company; or (e) intentionally cause, encourage, or assist any person, including, but not limited to, any current employee or former employee of the Company, to do any of the foregoing.





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                 Baker acknowledges that his violation of the provisions of this paragraph 13 will cause the Company irreparable harm, and that the Company will therefore be entitled to injunctive and/or other equitable relief by reason of Baker's violation of this paragraph 13.

                 Nothing herein shall be construed to limit the rights and remedies of the Company (including the right to recover damages) if Baker violates the provisions of this paragraph 13.

                 Baker acknowledges that this provision is a material part of this Agreement, and has been bargained for separately. Baker acknowledges that, due to the importance of this paragraph 13 to the Company, any claim he has against the Company is a separate matter, and does not entitle him to violate, or justify any violation of, this paragraph 13.

                 14. Indemnity. As a further material inducement to Bay to enter into this Agreement, Baker agrees to defend, indemnify, and hold Bay (and, as applicable, the Bay Releasees) harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys' fees incurred by Bay and/or the Bay Releasees arising out of (a) Baker's breach of this Agreement or (b) the falsity of any representation made herein by Baker.

                 15. Dispute Resolution. It is the desire and intention of the Parties to agree upon a mechanism and procedure under which any controversy, breach or dispute arising out of this Agreement will be resolved in a prompt and expeditious manner. Accordingly, any controversy, breach or dispute arising





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out of this Agreement, or relating to the interpretation of any term or provision of this Agreement, shall be heard by a referee pursuant to the provisions of the California Code of Civil Procedure, sections 638 - 645.1, inclusive. The Parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The Parties agree that the referee shall have the power to decide all issues of fact and law and report his/her decision thereon, and to issue all legal and equitable relief appropriate under the circumstances of the controversy before him/her. Each Party will bear their own costs incurred in connection with such proceeding.

                 The Parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and report a finding and judgment thereon. If the Parties are unable to agree upon a referee within ten (10) days of a written request to do so by any Party, then any Party may thereafter seek to have a referee appointed pursuant to the California Code of Civil Procedure sections 638 and 640.

                 16. Complete Agreement. The Parties acknowledge that no representation, promise or inducement has been made other than as set forth in this Agreement, and that the Parties do not enter into this Agreement in reliance upon any representation, promise, or inducement not set forth herein. Except as expressly provided herein, this Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter





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
hereof, including, but not limited to, the Employment Agreement, and contains all of the terms and provisions of agreement between the Parties hereto with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the Parties.

                 17. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective predecessors, successors, assigns, transferees, heirs, representatives, and all other persons or entities succeeding to the rights or obligations of the Parties, and each of them. Baker may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Bay. The Parties acknowledge that this paragraph shall not affect any of Baker's rights to transfer or assign his Bay stock.

                 18. Notice. Any notices, demands, requests, or other communications to either party required or permitted hereunder shall be in writing and may be given by personal delivery or by telegraph or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at his or its address set forth below. Either party may change his or its address by written notice in accordance with this paragraph.

                          If to Bay:

                          Gilbert M. Meyer
                          Chairman
                          Bay Apartment Communities, Inc.
                          4340 Stevens Creek Boulevard
                          Suite 275
                          San Jose, California  95129





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

                          With a copy to:

                          Charles E. Noneman, Esq.
                          Cox, Castle & Nicholson, LLP
                          2049 Century Park East, Suite 2800
                          Los Angeles, California  90067-3284


                          If to Baker:

                          Geoffrey L. Baker
                          9875 Jackson Road
                          Dexter, Michigan  48130


                 19. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be invalid, void, or unenforceable, the other provisions shall remain fully valid and enforceable.

                 20. Counterparts. This Agreement may be executed in counterparts and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original.

                 21. Capacity. Each Party hereto represents and warrants that he, she, or it has full power to enter into this Agreement, and that any individual signing this Agreement on behalf of any such Party is fully empowered and authorized to act on his or its behalf in respect of this Agreement.

                 22. Modifications. This Agreement may not be modified or terminated orally and no modification, termination or waiver shall be valid unless the same be in writing and signed by all of the Parties hereto.

                 23. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or constitute,





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a waiver of any other term, provision or condition of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver. No such waiver shall be binding unless executed in writing by the Party making the waiver.

                 24. Governing Law. The provisions of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.

                 25. Interpretation. In interpreting this Agreement, the masculine gender shall be deemed to include feminine and neuter, the singular shall be deemed to include the plural, and vice versa, and the word "person" shall be deemed to include both natural persons and any corporation, partnership, association, joint venture, trust, firm, or other entity.

                 26. Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

                 27. Effect of Agreement. Nothing in this Agreement shall be construed as releasing any Party of any obligation under this Agreement.

                 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, delivered and deemed effective as of the date first above written.





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
                 PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.



                                       BAY APARTMENT COMMUNITIES, INC.
                                       a Maryland Corporation



_____________________________          By:_____________________________
Geoffrey L. Baker
                                          Its:_________________________


Date signed:_________________          Date signed:____________________





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